Exhibit 5.1

JONES DAY

2727 NORTH HARWOOD  •  DALLAS, TEXAS 75201

TELEPHONE: (214) 220-3939  •  FACSIMILE: (214) 969-5100

October 1, 2007

Activision, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

Re:          Registration Statement on Form S-8 of Activision, Inc.

Ladies and Gentlemen:

We have acted as counsel for Activision, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-8 to which this opinion has been filed as an exhibit (the “Registration Statement”) to register under the Securities Act of 1933 (the “Act”) up to 17,685,577 shares (the “Shares”) of common stock, par value $0.000001 per share, of the Company (the “Common Stock”), together with the associated preferred stock purchase rights of the Company that may be issued to the holders of the Common Stock (the “Rights” and, together with the Shares, the “Securities”), that may be issued or delivered and sold pursuant to the Activision, Inc. 2007 Incentive Plan (the “Plan”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                       The Shares will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

2.                                       When issued in accordance with the Rights Agreement, dated as of April 18, 2000 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent, the Rights will be validly issued.

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Securities pursuant to the Plan will be in full force and effect at all times at which such Securities are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions.  In addition, we have assumed that each award under the Plan will be approved by an authorized committee of the Board of Directors and otherwise made in accordance with the Plan.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the General Corporation Law of the State of Delaware.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.  In rendering the opinion set forth in paragraph 2 above, we have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Securities to be issued or delivered and sold pursuant to the Plan under the Act.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ JONES DAY